SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. ...)*



                       PLAY BY PLAY TOYS & NOVELTIES, INC.
                                (Name of Issuer)

                                     COMMON
                         (Title of Class of Securities)

                                   72811K 10 3
                                 (CUSIP Number)



         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 72811K 10 3                   13G

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Pat M. Murphy
                   ###-##-####

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                      (A) [X] Individual

                                                      (B) [ ]
    3     SEC USE ONLY


    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA

                            5   SOLE VOTING POWER
       NUMBER OF
         SHARES                      500,000
      BENEFICIALLY
        OWNED BY            6   SHARED VOTING POWER
          EACH
       REPORTING
         PERSON
          WITH              7   SOLE DISPOSITIVE POWER

                                     500,000

                            8   SHARED DISPOSITIVE POWER



    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     500,000

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     6.76%
   12     TYPE OF REPORTING PERSON*

                   Individual

                                    ITEM 1(A)

Name of issuer: The name of the issuer is Play By Play Toys & Novelties, Inc.

                                    ITEM 1(B)

Address of issuer's principal executive offices: The principal executive office is 4400 Tejasco San Antonio, TX 78218-0267.

                                    ITEM 2(A)

Name of person filing: The reporting person is Pat M. Murphy.

                                    ITEM 2(B)

Address or principal business office or, if none, residence: The address of Pat M. Murphy is Box 3368 Bartlesville, OK 74006-3368.

                                    ITEM 2(C)

Citizenship:  Pat M. Murphy is a citizen of the USA.

                                    ITEM 2(D)

Title of class of securities: The class of securities is Common.

                                    ITEM 2(E)

CUSIP Number:  72811K 10 3

                                     ITEM 3

Not applicable

                                     ITEM 4

Ownership:

(a)  Amount Beneficially Owned.           500,000

(b)  Percent of Class:                       6.76%

(c)  Number of Shares and Voting Power:   500,000

                                     ITEM 5

Ownership of 5 Percent or Less of a Class:  Not applicable

                                     ITEM 6

Ownership of More than 5 Percent on Behalf of Another Person:  Not applicable

                                     ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not applicable

                                     ITEM 8

Identification and Classification of Members of the Group:  Not applicable

                                     ITEM 9

Notice of Dissolution of Group:  Not applicable

                                     ITEM 10

Certification:  Not applicable

SIGNATURE /s/ PAT M. MURPHY

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 21, 1999